December 17, 2004

OFFER LETTER

Ayyappan Sankaran
5259 Grosseto Court
San Jose, CA 95138

Dear Mr. Sankaran:

Yume Networks, Inc. (the "Company") hereby offers you a position as its Vice President of Engineering, effective upon your signing of this letter. Your full-time employment with the Company will commence on December 17, 2004 (the "Start Date"). You will not receive a salary until the Company has closed an equity financing. Your salary will be determined then. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

Subject to the approval of the Board of Directors of the Company, you will be allowed to purchase 2,500,000 shares of the Company's Common Stock, pursuant to a restricted stock purchase agreement, with payment to be made by assignment of the Company's business plan and related technology on your Start Date. The current fair market value per share of the Company's Common Stock is $0.001. Your shares shall vest, subject to your continued employment with the Company, as to one fourth ($1/4^{th}$) of the shares on October 1, 2005, and as to an additional one forty-eighth ($1/48^{th}$) of the total number of shares subject to the restricted stock purchase agreement on the corresponding day of each calendar month thereafter for the next thirty-six (36) months.

Notwithstanding the above paragraph, (i) if you are terminated by the Company either without Cause (as defined in your Restricted Stock Purchase Agreement) or through Constructive Termination (as defined in your Restricted Stock Purchase Agreement) within 24 months after a Change of Control (as defined in your Restricted Stock Purchase Agreement), 100% of the total number of shares will vest immediately; (ii) if you die or are permanently disabled, an additional 1/4th of the total number of shares will vest immediately; or (iii) if you are terminated by the Company without Cause before a Change of Control an additional 1/8th of the total number of shares will vest immediately. This paragraph is a brief summary of vesting acceleration terms that you will have under your Restricted Stock Purchase Agreement and the description of these terms contained in your Restricted Stock Purchase Agreement shall control and supersede the summary contained in this paragraph.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company's standard Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is enclosed.

You have told the Company that your signing of this letter, the issuance of the stock pursuant to the restricted stock purchase agreement, and your commencement of employment with the Company do not violate any agreement you have with your current employer; your signature confirms this representation.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below, sign the enclosed Employment, Confidential Information, and Invention Assignment Agreement, and return them to me. A duplicate original is enclosed for your records. This letter, along with the Employment, Confidential Information, and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Sincerely,

Yume Networks, Inc.

Jayan Ramankutty (President & CEO)

ACCEPTED AND AGREED TO this
17th day of December, 2004.

Ayyappan Sankaran

Enclosures: Duplicate Original Letter
Employment, Confidential Information, and Invention Assignment Agreement